Exhibit 10.13

June 28, 2004

Mason P. Slaine
c/o Information Holdings Inc.
2777 Summer Street
Suite 602
Stamford, CT  06905

Dear Mr. Slaine:

This letter confirms the amendment, as set forth below, to your employment agreement dated as of April 30, 2002, between you and Information Holdings Inc. (the “Company”), as amended (your “Employment Agreement”), which is made in connection with the Agreement and Plan of Merger dated as of June 28, 2004, among the Company, The Thomson Corporation (“Parent”) and Thyme Corporation (“Merger Sub”) (as it may be amended or supplemented from time to time, the “Merger Agreement”).

As a condition and inducement to Parent’s and Merger Sub’s willingness to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, effective at the Effective Time (as defined in the Merger Agreement), Section 7(a) of your Employment Agreement is hereby amended by (i) deleting the last sentence thereof and (ii) replacing the phrase “in the United States” with the word “worldwide”.  Accordingly, you acknowledge that the noncompete provisions of such Section 7(a) shall apply notwithstanding the circumstances of any termination of your employment with the Company at any time.  Except as expressly amended in this letter, the terms of your Employment Agreement shall remain in full force and effect.  You and we agree, for the benefit of Parent, that your Employment Agreement and this amendment may not be amended without the prior written consent of Parent.  This letter agreement shall terminate upon any termination of the Merger Agreement in accordance with its terms.

Notwithstanding anything in the Employment Agreement to the contrary, all payments to be made to the executive pursuant to Section 6(e), and any Tax Restoration Payment made pursuant to Section 6(g), of the Employment Agreement (other than the Non-Compete Payment) shall be made within 15 days of termination of employment, and the Non-Compete Payment shall be payable quarterly in advance, beginning at such time that it becomes due (payable for any partial quarter on a pro rata basis).  In the event the Company fails to make such payments within such 15 days of their due date, the obligations under the amendment to the Employment Agreement set forth in this letter agreement shall, unless Parent or the Company shall have pending a good faith dispute with you regarding such payment, have no force and effect.  All terms capitalized but not otherwise defined herein shall have the meaning ascribed to them in the Employment Agreement.

This agreement may be executed in on or more counterparts (including by facsimile), and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

Please confirm your agreement to this amendment by signing below.

Very truly yours,

INFORMATION HOLDINGS INC.

	By:	/s/ Vincent A. Chippari
Name: Vincent A. Chippari
Title: Executive VP & CFO

AGREED AS OF THE DATE FIRST WRITTEN ABOVE:

/s/ Mason P. Slaine
MASON P. SLAINE